UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2010
TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33402	72-1252405
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (713) 780-9926
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     (a) On June 11, 2010, Trico Marine Services, Inc. (the “Company” or “Trico”) entered into a Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) by and among Trico, as borrower, Trico Marine Assets, Inc. (“TMA”), Trico Marine Operators, Inc. (“TMO”), Coastal Inland Marine Services Ltd. (“Coastal”), Trico Marine International, Inc. (“TMI”), a Louisiana corporation, Trico Marine Services (Hong Kong) Limited (“TMS Hong Kong”), Servicios de Apoyo Maritimo de Mexico, S. de R.L. de C.V. (“Servicios de Apoyo”), Trico Maritimos Ltda. (“Trico Maritimos”), Trico Marine Cayman, LP (“Trico Cayman”), Trico Holdco, LLC (“Holdco”), a Delaware limited liability company, Trico International Holdings B.V. (“Trico International”) and Trico Marine International Holdings B.V. (“Trico Marine International” and together with Coastal, TMI, TMS Hong Kong, Servicios de Apoyo, Trico Maritimos, Trico Cayman, Holdco, and Trico International, the “Additional Guarantors”), as guarantors, Nordea Bank Finland plc, New York Branch (“Nordea”), as collateral agent, Obsidian Agency Services, Inc. (“Obsidian”), as administrative agent, and affiliates of Tennenbaum Capital Partners, LLC (“Tennenbaum Capital”), as lenders. The Amended Credit Agreement amends the Amended and Restated Credit Agreement dated as of August 29, 2008, as amended through June 11, 2010 (the “Existing Credit Agreement”), to (i) consent to and reflect the resignation of Nordea as administrative agent under the facility and the assumption by Obsidian of all of Nordea’s rights, interests, liabilities and obligations as the administrative agent under the Amended Credit Agreement, (ii) terminate the letter of credit facility under the Existing Credit Agreement, (iii) convert the revolving credit commitments under the Existing Credit Agreement to term loan commitments, (iv) increase the borrowing availability to Trico up to $25,000,000 (the “Facility”), (v) increase the pricing margin under the Existing Credit Agreement, (vi) replace the financial covenants with new financial covenants, and (vii) add the Additional Guarantors as guarantors of the indebtedness incurred by Trico pursuant to the Amended Credit Agreement.
     The Facility may be used by Trico to (i) cash collateralize certain outstanding letters of credit issued pursuant to the Existing Credit Agreement in an amount up to 105% of the stated amount of such letters of credit, (ii) to pay fees and expenses incurred in connection with the entering into of the Amended Credit Agreement and (iii) for Trico’s and its subsidiaries’ general corporate and working capital purposes. Immediately after entering into the Amended Credit Agreement, Trico borrowed the full term loan amount of $25,000,000 less a hold-back of $500,000 pending resolution of certain due diligence issues. Proceeds of the Amended Credit Agreement have been funded into a blocked account. Trico must satisfy certain conditions in order to access such funds including (i) there having occurred no default or event of default, (ii) accuracy of all representations and warranties in all material respects and (iii) not more than $1,000,000 on deposit in Trico’s operating accounts. Trico may not request a release of funds from the blocked account more than twice per week. Amounts in the blocked account may only be released in accordance with a budget provided by Trico to the lenders at closing of the Amended Credit Agreement.
     The Facility’s maturity date is December 31, 2011. The term loan will bear interest at the one-month LIBOR rate (subject to a 2.50% floor) plus a margin of 11.5%. The Facility is secured by first preferred ship mortgages on certain vessels, the equity of TMA and TMO, 65% of the equity of Trico Cayman, a pledge of an intercompany note between Trico Supply AS and TMO, all deposit accounts of TMS, TMA and TMO and guarantees from TMA, TMO and the Additional Guarantors.
     The financial covenants in the Existing Credit Agreement were replaced in the Amended Credit Agreement. The new financial covenants include (i) minimum consolidated EBITDA, (ii) minimum consolidated cash flow, (iii) a minimum cumulative consolidated cash flow and (iv) maximum capital expenditures. The calculation of the financial covenants does not include Trico Supply AS or its subsidiaries.
     In addition, the Amended Credit Agreement contains other covenants, including but not limited to, covenants limiting Trico’s and its subsidiaries’ ability to incur additional indebtedness, to create or incur certain liens on their property, to consolidate, merge or transfer assets, to make dividends or distributions, to dispose of property, to make investments, or to engage in business activities materially different from those presently conducted.
     The Amended Credit Agreement provides that certain events, including the failure to commence a voluntary case in the Bankruptcy Court (as defined below) concerning each of Trico, TMA, TMO and Trico Cayman prior to September 8, 2010, will be an Event of Default. Also it is an Event of Default if Trico does not either (i) file for bankruptcy protection or (ii) deliver forbearance agreements reasonably acceptable to the lenders from holders of not less than 51% of the outstanding principal amount of Trico’s 8.125% secured convertible debentures due 2013, in either case, within ten business days after the closing of the Amended Credit Agreement. It is also an Event of Default if at any time Trico ceases diligently to pursue a prepackaged plan of reorganization acceptable to the lenders or if Trico fails to satisfy the conditions precedent to the funding of the DIP Facility described below within 30 days after the commencement of a voluntary bankruptcy. During the continuance of an event of default, the Lenders may take a number of actions, including declaring the entire amount then outstanding under the Amended Credit Agreement due and payable.
          The preceding description of the Amended Credit Facility does not purport to be complete and is qualified in its entirety by reference to the copy of the Amended Credit Facility filed as Exhibit 10.1 to this report, which is incorporated herein by reference.
     (b) On June 11, 2010 the Company entered into (i) a Reimbursement Agreement (“Reimbursement Agreement”) by and among Trico, TMA, TMO and Nordea and (ii) a L/C Cash Collateral Agreement (together with the Reimbursement Agreement, the “Letter of Credit Agreements”) pursuant to which six (6) letters of credit (as amended, the “Continuing Letters of Credit”) with an aggregate stated amount of $3,490,546.24 issued pursuant to the Existing Credit Agreement were (x) kept outstanding after the termination of the letter of credit facility under the Existing Credit Agreement and (y) cash collateralized in an amount equal to 105% of the stated amount of such letters of credit. Nordea has no obligation to issue new letters of credit pursuant to the Letter of Credit Agreements.
     (c) In anticipation of the possible filing of certain voluntary petitions for relief (the “U.S. Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in a United States Bankruptcy Court (the “Bankruptcy Court”) by the Company and certain of its affiliates including TMA, TMO, TMI, Holdco and Trico Cayman (together with Trico, TMA, TMO, TMI and Holdco, the “Debtors”), on June 8, 2010 the Company entered into a commitment letter (the “Commitment Letter”) dated as of June 7, 2010 with Tennenbaum DIP Opportunity Fund, LLC (“Tennenbaum”). Pursuant to the Commitment Letter, Tennenbaum has agreed, subject to the terms and conditions contained in the Commitment Letter, to refinance certain indebtedness of Trico as described in the Summary of Terms and Conditions of the Proposed Debtor-in-Possession Term Loan Credit Facility (the “Term Sheet”). The following is a summary of certain material terms of the debtor-in-possession financing contemplated by the Term Sheet.
          The Commitment Letter contemplates debtor-in-possession financing in an aggregate amount of up to $50,000,000 (the “DIP Facility”). The DIP Facility would consist of (i) an initial term loan tranche in the principal amount of $35,000,000 (“Tranche A”) and (ii) an additional term loan tranche in the principal amount of up to $15,000,000 (“Tranche B”). Tranche A would consist of new money loans in the principal amount of $10,000,000 and loans to refinance the loans incurred by Trico under the Amended Credit Agreement in the principal amount of $25,000,000. Tranche B would consist of new money loans of $15,000,000. The DIP Facility would be guaranteed by all subsidiaries of Trico other than Trico Supply AS and its subsidiaries.
          The DIP Facility would be secured by (i) a first priority lien over all assets that are not subject to liens as of the time of filing of the U.S. Chapter 11 Cases, (ii) a priming lien on all assets that are encumbered by liens securing the 8.125% Second Lien Convertible Debentures due 2013 (the “Convertible Notes”); provided that, as a result of the provisions of the Intercreditor Agreement associated with such Convertible Notes, such lien securing the new money Tranche B loans would be junior to the liens securing the Convertible Notes as of the commencement of the U.S. Chapter 11 Cases; (iii) a junior lien on all assets already subject to security interests, excluding certain intercompany notes but including liens on certain vessels to the extent the MARAD notes are not repaid; and (iv) certain other unencumbered assets.
          The DIP Facility would mature on the earlier to occur of (i) the nine-month anniversary of the closing of the Amended Credit Agreement (defined below); (ii) the effective date of any plan of reorganization with respect to any Debtor; (iii) the closing date of a sale pursuant to Section 363 of the Bankruptcy Code or otherwise of all or substantially all of the assets of Trico or any of its subsidiaries (other than Trico Supply AS and its subsidiaries); (iv) the date of conversion of any of the U.S. Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code; (v) the dismissal of any of the U.S. Chapter 11 Cases and (vi) the acceleration of the DIP Facility following an event of default thereunder. The maturity date may be extended by three months at Trico’s option so long as there is no Event of Default under the DIP Facility at the time of such extension. An extension fee of 1.00% of the DIP Facility would be due upon such extension.

          The proceeds of the DIP Facility may be used by the Company (i) to fund operating expenses and other working capital needs of the Debtors in accordance with an agreed upon budget, (ii) to pay fees and expenses associated with DIP Facility, (iii) to refinance obligations under the Amended Credit Agreement (as defined below); and (iv) to repay up to $6,000,000 of MARAD notes in full and secure the release of any related liens.
          Loans under the DIP Facility would bear interest at the LIBOR rate (with a LIBOR floor of 2.5%) plus a margin of 9.5%. The financial covenants are expected to be substantially the same as those set forth in Trico’s credit facility except that a minimum liquidity covenant will be added to the DIP Facility.
          Availability of the DIP Facility is subject to certain conditions precedent including (i) entry of Orders by the Bankruptcy Court approving the DIP Facility; (ii) no occurrence, development or change since the date of the Commitment Letter that, in Tennenbaum’s commercially reasonable judgment, has had or could be reasonably expected to have a material adverse effect upon the business, operations or financial condition of Trico and its subsidiaries, taken as a whole; (iii) Tennenbaum not becoming aware of any new or inconsistent information that Tennenbaum, in its commercially reasonable judgment, deems material and adverse relative to the previously delivered information; (iv) the accuracy in all material respects of all representations that the Company and its affiliates made to Tennenbaum; (v) the negotiation, execution and delivery of mutually acceptable definitive loan documents relating to the DIP Facility; (vi) receipt of fully executed forbearance agreements with respect to any credit facilities or other material outstanding indebtedness under which the commencement of the U.S. Chapter 11 Cases or the consummation of the DIP Facility would constitute a default or an event of default; (vii) no event of default having occurred under the Amended Credit Agreement; and (viii) other conditions precedent typical for debtor-in-possession credit facilities.
     (d) On June 13, 2010, the Company received an acknowledgment from the holders of approximately 66% of the outstanding principal amount of the Convertible Notes issued by the Company under that certain Indenture, dated as of May 14, 2009, between the Company and U.S. Bank National Association (as success trustee to Wells Fargo Bank, National Association), as Trustee, that the grace period for payment of interest on the Convertible Notes due May 15, 2010, but payable May 17, 2010, expires on June 17, 2010. The holders of the Convertible Notes also requested that the Trustee not take any action inconsistent with the foregoing acknowledgment. In exchange for this acknowledgment, the Company has agreed not to enter into (or permit any of its subsidiaries or affiliates to enter into) any new financing arrangements or amendments with respect to the indebtedness of Trico (or its subsidiaries) under those certain 11.875% senior secured notes due 2014 (the “Shipping Notes”), before June 16, 2010.
Relationships
          Nordea serves as administrative agent, book runner and joint lead arranger under a credit agreement providing for up to $26,000,000 in revolving loans for which Trico Shipping AS (“Trico Shipping”) is the borrower. Affiliates of Tennenbaum serve as lenders under the Amended Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     (a) On June 11, 2010, the Company amended and restated its existing credit facility by entering into the credit facility described in Item 1.01(a) of this report. The information set forth under Item 1.01(a) above is incorporated by reference into this Item 2.03(a).
     (b) On June 11, 2010, the Company entered into the letter of credit reimbursement agreement and cash collateral documents described in Item 1.01(b) of this report. The information in Item 1.01(b) above is incorporated by reference into this Item 2.03(b).
     (c) On June 8, 2010, the Company entered into the Commitment Letter, containing the Term Sheet, described in Item 1.01(c) of this report. The information in Item 1.01(c) above is incorporated by reference into this Item 2.03(c).

Item 8.01 Other Events.
          (a) In anticipation of the U.S. Chapter 11 Cases, Trico Shipping, the Company and the other guarantors (the “Shipping Guarantors”) of the Shipping Notes issued under the indenture (the “Shipping Indenture”) dated as of October 30, 2009, between Trico Shipping, the Company, the Shipping Guarantors and Deutsche Bank National Trust Company (as successor trustee to Wells Fargo Bank, N.A.) (the “Shipping Trustee”), have been in discussions with holders of, or legal or beneficial owners of, or investment managers with discretionary authority with respect to, the Shipping Notes (the “Discussing Holders”), holding a majority of the aggregate principal amount of Shipping Notes outstanding. The discussions contemplate the possibility that Trico Shipping will solicit consents from holders of the Shipping Notes to (i) modify the Shipping Indenture to permit the issuance of additional notes thereunder, (ii) increase the interest rate on the Shipping Notes during a forbearance period, (iii) waive certain defaults and events of default and rescind any acceleration of principal or interest under the Shipping Indenture related thereto in the event certain defaults of the Shipping Notes occur prior to the amendment of the Shipping Indenture becoming operative, and (iv) modify certain other covenants, defaults, remedies, definitions and related provisions contained in the Shipping Indenture.
          Approval of the foregoing modifications would require the consent of the holders of a majority in aggregate principal amount of the outstanding Shipping Notes as of the applicable record date. If Trico Shipping were to solicit such consents, and the Discussing Holders were to tender their consents, then the foregoing modifications would be approved. The discussions contemplate that the Discussing Holders would, during a defined period in which consents would be solicited, forbear from exercising rights or remedies against the Company, the Shipping Notes or the Shipping Indenture, or initiate any litigation or proceeding with respect to the Shipping Notes, with certain exceptions. The discussions also contemplate the payment of a fee to consenting holders. These discussions have not concluded, and there is no assurance that they will result in any agreement among the Company, Trico Shipping and the Discussing Holders, or that Trico Shipping will conduct any consent solicitation or that any modifications will be made to the Shipping Indenture.
          (b) The updated liquidity risk factor described below, should be read in conjunction with our risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
          Our forecasted cash and available credit capacity are not expected to be sufficient to meet our commitments as they come due and we do not expect that we will be able to remain in compliance with our debt covenants.
          Our forecasted cash and available credit capacity are not expected to be sufficient to meet our commitments as they come due and we do not expect that we will be able to remain in compliance with our debt covenants.
          In our 2009 Form 10-K and in our first quarter Form 10-Q, we indicated that our forecasted cash and available credit capacity were not expected to be sufficient to meet our commitments as they came due over the subsequent twelve months and that we would not be able to remain in compliance with our debt covenants unless we are able to successfully sell additional assets, access cash in certain of our subsidiaries, minimize our capital expenditures, obtain waivers or amendments from our lenders, effectively manage our working capital and improve our cash flows from operations. Additional liquidity will need to be generated from some or all of the previously mentioned actions in order for us to have sufficient liquidity to meet our commitments as they come due. There can be no assurance that sufficient liquidity can be raised from one or more of these transactions and/or that these transactions can be consummated within the period needed to meet certain obligations. Although the Amended Credit Agreement entered into on June 11, 2010 provided us with additional liquidity, this additional liquidity is not expected to be sufficient to allow us to meet our commitments as they come due, and we maintain our expectation that we may not be able to remain in compliance with our debt covenants. In particular, we do not expect that the additional liquidity provided by the Amended Credit Agreement will be sufficient to permit us to make the interest payment on the Convertible Notes (the “Convertible Note Payment”) prior to the end of the applicable grace period on June 17, 2010. Additionally, we expect that we will need additional amendments or waivers from our lenders during the remaining quarters in 2010. Furthermore, without additional liquidity we expect to have little or no liquidity to operate our business.

          If we do not make the Convertible Note Payment prior to the end of the grace period on June 17, 2010 or if we are unable to meet our other commitments as they come due because we cannot complete some or all of the above actions, we will be in an event of default under our credit agreements, which in turn, could potentially constitute an event of default under all of our outstanding debt agreements. If this were to occur, all of our outstanding debt could become callable by our creditors and would be reclassified as a current liability on our balance sheet. Our inability to make the Convertible Note Payment and the uncertainty associated with our ability to meet our other commitments as they come due or to repay our outstanding debt raises substantial doubt about our ability to continue as a going concern, and we may be required to seek the protection under Chapter 11 of the United States bankruptcy code prior to the end of the grace period referred to above, or at a later time.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement dated as of June 11, 2010, by and among Trico Marine Services, Inc., the guarantors party thereto, the lenders party thereto, Nordea Bank Finland plc, New York Branch as collateral agent, and Obsidian Agency Services, Inc. as administrative agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 14, 2010

TRICO MARINE SERVICES, INC.
By:	/s/ Suzanne B. Kean
	Name:	Suzanne B. Kean
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement dated as of June 11, 2010, by and among Trico Marine Services, Inc., the guarantors party thereto, the lenders party thereto, Nordea Bank Finland plc, New York Branch as collateral agent, and Obsidian Agency Services, Inc. as administrative agent.